Filed Pursuant to Rule 433

Registration Number: 333-197730

$150,000,000

Fulton Financial Corporation

4.50% Subordinated Notes due 2024

Issuer:	Fulton Financial Corporation (the “Issuer”)

Amount Offered:

$150 million aggregate principal amount of 4.50% Subordinated Notes due 2024 (the “Securities”)

The Securities will be fully fungible with, rank equally with, form a single series with and have the same CUSIP number as the $100 million aggregate principal amount of the Issuer’s 4.50% Subordinated Notes due 2024, issued on November 17, 2014 (the “Existing Notes”)

Trade Date:	June 8, 2015

Settlement Date:	June 11, 2015 (T+3)

Maturity:	November 15, 2024

Coupon:	4.50%

Payment Dates:	Semiannual, 30/360 day count: May 15 and November 15

Initial Coupon:	November 15, 2015

Yield to Investors:	4.538%

Spread:	+215 basis points versus UST 2.125% due 5/15/2025 (Strike Price: 97-22, Strike Yield: 2.388%)

Purchase Price (to Investors):	99.708%, plus accrued interest from May 15, 2015, through, but excluding, the settlement date, which is payable by the purchasers

Gross Spread:	0.65%

Price to Issuer:	$148,587,000 (99.058%), plus accrued interest from May 15, 2015, through, but excluding, the settlement date, which is payable by the purchasers

Redemption:	The notes are not subject to redemption or repayment prior to maturity

Credit Rating:*	[Intentionally omitted] (Fitch/Moody’s)

Ranking:	The Securities will be general unsecured subordinated obligations of the Issuer and will rank equally with all of the Issuer’s other unsecured subordinated obligations from time to time outstanding, provided that the Securities will rank senior to any outstanding junior subordinated debentures issued to the Issuer’s capital trust subsidiaries, and will rank junior to all of the Issuer’s existing and future senior indebtedness to the extent and manner set forth in the subordinated debt indenture under which the Securities will be issued.

Method of Distribution:	SEC Registered, Shelf Takedown

Joint Lead Managers:	Sandler O’Neill & Partners, L.P. Keefe, Bruyette & Woods, Inc.

CUSIP:	360271 AJ9

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Sandler, O’Neill & Partners, L.P. toll-free at 1-866-805-4128 or Keefe, Bruyette & Woods, Inc. at (800) 966-1559.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

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